Exhibit 99.2

DEMANDTEC, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On March 11, 2011, DemandTec, Inc. (the “Company” or “we”) acquired all of the outstanding equity interests of privately-held M-Factor, Inc. (“M-Factor”), a provider of predictive analytics software for marketing mix and trade investment spending.

The unaudited pro forma combined condensed consolidated financial statements have been prepared by applying pro forma adjustments, based on estimates and assumptions, to the following historical financial statements of DemandTec, Inc. and M-Factor, after giving effect to DemandTec’s acquisition of M-Factor:

•                  DemandTec’s consolidated balance sheet as of February 28, 2011 and consolidated statement of operations for the fiscal year ended February 28, 2011; and

•                  M-Factor’s consolidated balance sheet as of December 31, 2010, after excluding unbilled accounts receivable and deferred revenue of approximately $6.2 million (consistent with DemandTec’s accounting for unbilled committed contract value) and consolidated statement of operations for the twelve months ended December 31, 2010, which was derived by taking M-Factor’s historical operating results for the fiscal year ended June 30, 2010, subtracting its historical operating results for the six months ended December 31, 2009 and adding its historical operating results for the six months ended December 31, 2010.

The unaudited pro forma combined condensed consolidated balance sheet as of February 28, 2011 is presented as if the acquisition had occurred on February 28, 2011.  The unaudited pro forma combined condensed consolidated statement of operations for the fiscal year ended February 28, 2011 is presented as if the acquisition had occurred on March 1, 2010.

The unaudited pro forma financial information presented, including allocations of purchase price, is based on our preliminary estimates of the fair values of assets acquired and liabilities assumed, and available information and assumptions that we believe are reasonable under the circumstances.  These preliminary estimates and assumptions are subject to change during the measurement period as we finalize the valuation of the net tangible and intangible assets acquired in connection with our acquisition of M-Factor.  Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma combined condensed consolidated financial statements.

The unaudited pro forma combined condensed consolidated financial statements are provided for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the acquisition occurred on the dates presented, nor is it necessarily indicative of our future financial position or results of operations as of or for any future date or periods. In addition, the unaudited pro forma combined condensed consolidated financial statements do not reflect any operating efficiencies and/or cost savings that we may achieve with respect to the combined companies and do not include the effects of any future restructuring activities as a result of the acquisition.

The unaudited pro forma combined condensed consolidated financial statements should be read in conjunction with the Company’s historical consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2011 filed on April 21, 2011, and M-Factor’s historical consolidated financial statements as of and for the fiscal years ended June 30, 2010 and 2009 and the six months ended December 31, 2010 included as Exhibit 99.1 to this Current Report on Form 8-K/A.

DemandTec, Inc.

Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet

(In thousands)

	Historical
	DemandTec, Inc. February 28, 2011	M-Factor, Inc. December 31, 2010	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$26,583	$2,140	$(9,000)	(a)	$19,723
Marketable securities, current	40,834	—	—		40,834
Accounts receivable, net	9,357	379	—		9,736
Deferred tax assets, current	––	––	325	(f)	325
Prepaid expenses and other current assets	3,548	824	—		4,372
Total current assets	80,322	3,343	(8,675)		74,990
Marketable securities, non-current	5,563	—	—		5,563
Property, equipment and leasehold improvements, net	6,556	241	—		6,797
Internally developed software, net	—	1,020	(1,020)	(b)	—
Intangible assets	2,714	—	3,991	(c)	6,705
Goodwill	18,828	—	7,211	(d)	26,039
Other assets, net	1,112	53	—		1,165
Total assets	$115,095	$4,657	$1,507		$121,259

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$13,084	$1,972	$(82)	(e)	$14,974
Deferred revenue, current	41,121	2,056	—		43,177
Notes payable, current	—	5,628	(5,628)	(e)	—
Total current liabilities	54,205	9,656	(5,710)		58,151
Deferred revenue, non-current	304	—	—		304
Deferred tax liabilities, non-current	—	—	1,639	(f)	1,639
Other long-term liabilities, non-current	1,783	79	500	(a)	2,362
Stockholders’ equity (deficit):
Common stock	32	1	(1)	(g)	32
Preferred stock	—	9	(9)	(g)	—
Additional paid-in capital	161,505	26,819	(26,819)	(g)	161,505
Accumulated other comprehensive income	147	—	—		147
Accumulated deficit	(102,881)	(31,907)	31,907	(g)	(102,881)
Total stockholders’ equity (deficit)	58,803	(5,078)	5,078		58,803
Total liabilities and stockholders’ equity (deficit)	$115,095	$4,657	$1,507		121,259

See notes to unaudited pro forma combined condensed consolidated financial statements.

DemandTec, Inc.

Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations

(In thousands, except per share data)

	Historical
	DemandTec, Inc. Year Ended February 28, 2011	M-Factor, Inc. Twelve Months Ended December 31, 2010	Pro Forma Adjustments		Pro Forma Combined

Revenue	$82,418	$4,466	$(308)	(h)	$86,576
Cost of revenue	29,232	4,072	718	(c),(h)	34,022
Gross profit	53,186	394	(1,026)		52,554
Operating expenses:
Research and development	32,299	3,727	(83)	(h)	35,943
Sales and marketing	23,613	3,370	—		26,983
General and administrative	9,706	2,395	—		12,101
Amortization of purchased intangible assets	1,134	—	389	(c)	1,523
Total operating expenses	66,752	9,492	306		76,550
Loss from operations	(13,566)	(9,098)	(1,332)		(23,996)
Other income (expense), net:
Interest income	249	6	—		255
Interest expense	(94)	—	—		(94)
Other income (expense)	13	(108)	82	(e)	(13)
Other income (expense), net	168	(102)	82		148
Loss before provision for income taxes	(13,398)	(9,200)	(1,250)		(23,848)
Provision for income taxes	265	—	—		265
Net loss	$(13,663)	$(9,200)	$(1,250)		$(24,113)
Net loss per common share, basic and diluted	$(0.45)				$(0.79)
Shares used in computing net loss per common share, basic and diluted	30,529				30,529

See notes to unaudited pro forma combined condensed consolidated financial statements.

DEMANDTEC, INC.

NOTES TO UNAUDITED PRO FORMA

COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.              Basis of Pro Forma Presentation

On March 11, 2011, the Company acquired all of the outstanding equity interests of M-Factor for $9.5 million in cash. M-Factor is a software-as-a-service company that enables consumer products companies to continuously analyze, forecast, and optimize marketing investments and trade spending.

M-Factor’s historical fiscal year ended on June 30.  For the purposes of the unaudited pro forma combined condensed consolidated financial statements, its historical results have been aligned to more closely conform to our February 28 fiscal year end.  The unaudited pro forma combined condensed consolidated balance sheet as of February 28, 2011 combines our historical balance sheet as of February 28, 2011 and M-Factor’s historical balance sheet as of December 31, 2010, after excluding unbilled accounts receivable and deferred revenue of approximately $6.2 million (consistent with DemandTec’s accounting for unbilled committed contract value).  The unaudited pro forma combined condensed consolidated statement of operations for the year ended February 28, 2011 combines our consolidated statement of operations for the fiscal year ended February 28, 2011 and M-Factor’s consolidated statement of operations for the twelve months ended December 31, 2010, which was derived by taking M-Factor’s historical operating results for the fiscal year ended June 30, 2010, subtracting its historical operating results for the six months ended December 31, 2009 and adding its historical operating results for the six months ended December 31, 2010.

The acquisition of M-Factor was accounted for pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations.  In accordance with ASC 805, we recognized separately from goodwill the fair value of the identifiable assets acquired and the liabilities assumed at the acquisition date as defined by ASC 820, Fair Value Measurements and Disclosures.  Goodwill as of the acquisition date was measured as the excess of consideration transferred and the net of the acquisition date amounts of the identifiable assets acquired and the liabilities assumed.

We have made assumptions and estimates in determining the preliminary allocation of the purchase price in the unaudited pro forma combined condensed consolidated financial statements.  These preliminary estimates and assumptions are subject to change during the measurement period as we finalize the valuations of the net tangible assets, intangible assets and resultant goodwill.  These changes could result in material variances between our future financial results and the amounts presented in these unaudited pro forma condensed combined financial statements.  Additionally, the unaudited pro forma combined condensed consolidated financial statements do not reflect any operating efficiencies and/or cost savings that we may achieve with respect to the combined companies and do not include the effects of any future restructuring activities as a result of the acquisition.

The following table summarizes the preliminary allocation of the fair value of the assets acquired and liabilities assumed in the transaction (in thousands):

Current assets	$3,396
Deferred tax assets, current	325
Property and equipment	241
Intangible assets	3,991
Goodwill	7,211
Deferred revenue	(2,056)
Other current liabilities	(1,969)
Deferred tax liabilities, non-current	(1,639)
Total purchase price	$9,500

2.              Pro Forma Adjustments

(a)          Adjustment to record the cash we paid upon closing of the acquisition, representing $9.0 million of the total $9.5 million cash purchase consideration.  Pursuant to the merger agreement, $500,000 of the cash consideration otherwise payable at closing was withheld by us to secure potential indemnification obligations of M-Factor’s investors.  This holdback amount, to the extent not used to satisfy the indemnity obligations, will be released sixteen months after the closing.

(b)         Adjustment to eliminate net unamortized software development costs that M-Factor capitalized as of the date of acquisition.  The unamortized software development costs were effectively a component of the developed technology intangible asset that we recorded at fair value as part of the purchase price allocation.

(c)          Adjustments to record the preliminary fair values of the intangible assets acquired in connection with the acquisition and the related amortization expenses for the twelve months ended February 28, 2011, as if the acquisition had occurred on March 1, 2010.  Purchased intangible assets will be amortized on a straight-line basis over one to five years.  Total estimated amortization expenses are approximately $1.3 million in fiscal 2012, of which $870,000 is included in cost of revenue and $389,000 is included as a separate component of operating expenses.

The following table sets forth the estimated fair value of the intangible assets acquired, their estimated useful lives, and the estimated annual amortization expenses for the period presented (in thousands):

Acquired Intangible Assets	Estimated Fair Value	Estimated Useful Life	Amortization Expense
	(In years)
Developed technology	$2,100	5	$420
Customer relationships	850	3	283
Backlog	840	2	450
Non-compete covenants	190	2	95
Trade name	11	1	11
Total	$3,991		$1,259

(d)         Adjustment to record the goodwill based on the preliminary purchase price allocation.

(e)          Adjustments to eliminate the outstanding balances of notes payable and the related accrued interest payable upon acquisition and to reduce the interest expense recorded by M-Factor for the period presented.  Certain convertible promissory notes issued by M-Factor in July and September 2010 were terminated and cancelled in exchange for the right to receive cash consideration upon closing of the acquisition.

(f)            Adjustment to record preliminary tax impact as a result of the acquisition.  In accordance with the guidance issued under ASC 805, subsequent to the acquisition, we expect to recognize approximately $1.3 million of non-recurring tax benefit in our statement of operations for the fiscal quarter ending May 31, 2011, to reflect a decrease in our valuation allowance that existed prior to the acquisition.

(g)         Adjustment to eliminate M-Factor’s historical common stock, preferred stock, additional paid-in capital, and accumulated deficit upon acquisition.

(h)         Adjustment to eliminate historical revenue transactions between the Company and M-Factor for the period presented.